Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES SEPTEMBER 30, 2025 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER 2025 DIVIDEND OF $0.48 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — October 28, 2025 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter 2025 dividend of $0.48 per share. The fourth quarter 2025 dividend is payable on December 30, 2025 to stockholders of record as of December 15, 2025.

SEPTEMBER 30, 2025 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2025.

OPERATING RESULTS

	Q3-25(3)		Q3-24(3)
(dollar amounts in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share
GAAP net income per share(1)		$0.57		$0.62
Core EPS(2)		$0.50		$0.58
Dividends declared and payable		$0.48		$0.48
Net investment income(1)	$338	$0.48	$361	$0.57
Net realized gains (losses)(1)	$162	$0.23	$(24)	$(0.04)
Net unrealized gains (losses)(1)	$(96)	$(0.14)	$57	$0.09
GAAP net income(1)	$404	$0.57	$394	$0.62

	As of
(dollar amounts in millions, except per share data)	September 30, 2025	December 31, 2024
Portfolio investments at fair value	$28,693	$26,720
Total assets	$30,806	$28,254
Stockholders’ equity	$14,322	$13,355
Net assets per share	$20.01	$19.89
Debt/equity ratio	1.09x	1.03x
Debt/equity ratio, net of available cash(4)	1.02x	0.99x
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three months ended September 30, 2025 and 2024 were approximately 709 million and 635 million, respectively.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of GAAP net income, the most directly comparable GAAP financial measure, to Core EPS are set forth in Schedule 1 hereto.

(3)Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

(4)Computed as total principal debt outstanding less available cash divided by stockholders’ equity. Available cash excludes restricted cash as well as cash held for uses specifically designated for paying interest and expenses on certain debt.

“We reported strong third quarter Core EPS and another record in our net asset value per share, reflecting continued healthy credit performance and an increase in new investment activity,” said Kort Schnabel, Chief Executive Officer of Ares Capital. “Looking forward, we believe our origination strength and rigorous credit standards position us to benefit from an improving market environment and build upon our longstanding track record of leading investment performance.”

“During the third quarter, we enhanced our deep and diversified balance sheet by raising over $1 billion of new debt capital, benefiting further from our longstanding relationships with bank and institutional capital providers,” said Scott Lem, Chief Financial Officer of Ares Capital. “Our prudent investment strategy and sound balance sheet management have enabled us to pay stable or increased regular quarterly dividends to our shareholders for more than 16 consecutive years.”

PORTFOLIO AND INVESTMENT ACTIVITY

(dollar amounts in millions)	Q3-25	Q3-24
Portfolio Activity During the Period:
Gross commitments	$3,924	$3,919
Exits of commitments	$2,625	$2,598

Portfolio Information:
	As of
	September 30, 2025	December 31, 2024
Portfolio investments at fair value	$28,693	$26,720
Fair value of accruing debt and other income producing securities(5)	$25,860	$23,643
Number of portfolio company investments	587	550
Percentage of floating rate securities at fair value(6)	71%	69%
Weighted average yields on debt and other income producing securities(7):
At amortized cost	10.6%	11.1%
At fair value	10.7%	11.2%
Weighted average yields on total investments(8):
At amortized cost	9.6%	10.0%
At fair value	9.6%	9.9%

Asset class percentage at fair value:
First lien senior secured loans	61%	57%
Second lien senior secured loans	6%	7%
Subordinated certificates of the SDLP	4%	5%
Senior subordinated loans	5%	5%
Preferred equity	9%	10%
Ivy Hill Asset Management, L.P.(9)	7%	7%
Other equity	8%	9%
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(5)Includes the fair value of Ares Capital’s equity investment in Ivy Hill Asset Management, L.P. (“IHAM”).

(6)Includes Ares Capital's investment in the subordinated certificates of the SDLP (as defined below).

(7)Weighted average yields on debt and other income producing securities are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value (including the amortized cost or fair value of Ares Capital’s equity investment in IHAM as applicable), as applicable.

(8)Weighted average yields on total investments are computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities (including the annualized amount of the regular dividend received by Ares Capital related to its equity investment in IHAM during the most recent quarter end), divided by (b) total investments at amortized cost or at fair value, as applicable.

(9)Includes Ares Capital’s subordinated loan and equity investments in IHAM, as applicable.

In the third quarter of 2025, Ares Capital made new investment commitments of approximately $3.9 billion, of which approximately $3.0 billion were funded. New investment commitments included 35 new portfolio companies and 45 existing portfolio companies. As of September 30, 2025, 252 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the approximately $3.9 billion in new commitments made during the third quarter of 2025, 85% were in first lien senior secured loans, 3% were in second lien senior secured loans, 2% were in subordinated certificates of the Senior Direct Lending Program (the “SDLP”), 1% were in senior subordinated loans, 4% were in Ares Capital’s subordinated loan to IHAM, 2% were in preferred equity and 3% were in other equity. Of the approximately $3.9 billion in new commitments, 93% were in floating rate debt securities, of which 91% contained interest rate floors and 2% were in the subordinated certificates of the SDLP. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 10.0% and the weighted average yield on total investments funded during the period at amortized cost was 9.5%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so. Also in the third quarter of 2025, Ares Capital funded approximately $482 million related to previously existing unfunded revolving and delayed draw loan commitments.

In the third quarter of 2025, Ares Capital exited approximately $2.6 billion of investment commitments, including $400 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $2.6 billion of exited investment commitments, 67% were first lien senior secured loans, 3% were subordinated certificates of the SDLP, 3% were senior subordinated loans, 7% were Ares Capital’s subordinated loan to IHAM, 10% were preferred equity and 10% were other equity. Of the approximately $2.6 billion of exited investment commitments, 75% were floating rate, 11% were fixed rate, 10% were non-income producing and 4% were on non-accrual status.

As of September 30, 2025 and December 31, 2024, the weighted average grade of the portfolio at fair value was 3.1 and 3.1, respectively, and loans on non-accrual status represented 1.8% of the total investments at amortized cost (or 1.0% at fair value) and 1.7% at amortized cost (or 1.0% at fair value), respectively. For more information on Ares Capital’s portfolio investment grades and loans on non-accrual status, see “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio and Investment Activity” in Ares Capital’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Securities and Exchange Commission (“SEC”) on October 28, 2025.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2025, Ares Capital had $1.0 billion in cash and cash equivalents and $15.6 billion in total aggregate principal amount of debt outstanding ($15.6 billion at carrying value). Subject to borrowing base and other restrictions, Ares Capital had approximately $5.2 billion available for additional borrowings under its existing credit facilities as of September 30, 2025.

In July 2025, Ares Capital increased the total commitment under its senior secured revolving credit facility (the “Revolving Credit Facility”) from approximately $5.4 billion to approximately $5.5 billion. The other terms of the Revolving Credit Facility remained unchanged.

In July 2025, Ares Capital and its consolidated subsidiary, Ares Capital CP Funding LLC (“Ares Capital CP”), entered into an agreement to amend Ares Capital CP’s revolving funding facility (the “Revolving Funding Facility”). The amendment, among other things, (a) increased the total commitment under the Revolving Funding Facility from approximately $2.2 billion to approximately $2.3 billion, (b) extended the end of the reinvestment period from October 8, 2027 to July 28, 2028, (c) extended the stated maturity date from October 8, 2029 to July 28, 2030 and (d) adjusted the interest rate charged on the Revolving Funding Facility from an applicable Secured Overnight Financing Rate (“SOFR”) or a “base rate” plus an applicable spread of 2.00% per annum to an applicable SOFR or a “base rate” (as defined in the documents governing the Revolving Funding Facility) plus an applicable spread of 1.80% per annum. The other terms of the Revolving Funding Facility remained materially unchanged.

In July 2025, Ares Capital and its consolidated subsidiary, Ares Capital JB Funding LLC (“ACJB”), entered into an agreement to amend ACJB’s revolving funding facility (the “SMBC Funding Facility”). The amendment, among other things, (a) increased the total commitment under the SMBC Funding Facility from $800 million to $1.1 billion, (b) extended the end of the reinvestment period from December 6, 2027 to July 25, 2028, (c) extended the stated maturity date from December 6, 2029 to July 25, 2030 and (d) adjusted the interest rate charged on the SMBC Funding Facility from an applicable spread of either (i) 2.00% over SOFR or (ii) 1.00% over a “base rate” to an applicable spread of either (x) 1.80% over SOFR or (y) 0.80% over a “base rate” (as defined in the documents governing the SMBC Funding Facility). The SMBC Funding Facility also provides for an “accordion” feature that allows ACJB, under certain circumstances, to increase the overall size of the SMBC Funding Facility to $1.3 billion. The other terms of the SMBC Funding Facility remained materially unchanged.

In July 2025, Ares Capital repaid in full the $1,250 million aggregate principal amount outstanding of its unsecured notes upon their maturity, which bore interest at a rate of 3.250% per annum.

In September 2025, Ares Capital issued $650 million in aggregate principal amount of unsecured notes that mature on January 15, 2031 and bear interest at a rate of 5.100% per annum (the “January 2031 Notes”). The January 2031 Notes pay interest semi-annually and all principal is due upon maturity. The January 2031 Notes may be redeemed in whole or in part at any time at Ares Capital’s option at a redemption price equal to par plus a “make whole” premium, if applicable, as determined pursuant to the indenture governing the January 2031 Notes, and any accrued and unpaid interest. The January 2031 Notes were issued at a discount to the principal amount. In connection with the January 2031 Notes, Ares Capital entered into a forward-starting interest rate swap for a total notional amount of $650 million that matures on January 15, 2031, with an effective date of July 15, 2026. Under the forward-starting interest rate swap, Ares Capital will receive a fixed interest rate of 5.100% and will pay a floating interest rate of one-month SOFR plus 1.7270%.

During the three months ended September 30, 2025, Ares Capital issued and sold approximately 9.3 million shares of common stock under its equity distribution agreements, with net proceeds totaling approximately $204 million, after giving effect to sales agents’ commissions and certain estimated offering expenses.

THIRD QUARTER 2025 DIVIDENDS PAID

On July 29, 2025, Ares Capital announced that its Board of Directors declared a third quarter 2025 dividend of $0.48 per share for a total of approximately $342 million. The third quarter 2025 dividend was paid on September 30, 2025 to stockholders of record as of September 15, 2025.

RECENT DEVELOPMENTS

From October 1, 2025 through October 23, 2025, Ares Capital made new investment commitments of approximately $735 million, of which approximately $445 million were funded. Of the approximately $735 million in new investment commitments, 95% were in first lien senior secured loans, 1% were in subordinated certificates of the SDLP, 2% were in preferred equity and 2% were in other equity. Of the approximately $735 million in new investment commitments, 96% were floating rate, 2% were fixed rate and 2% were non-income producing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 9.1% and the weighted average yield on total investments funded during the period at amortized cost was 8.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2025 through October 23, 2025, Ares Capital exited approximately $1.1 billion of investment commitments, including $600 million of loans sold to IHAM or certain vehicles managed by IHAM. Of the approximately $1.1 billion of exited investment commitments, 81% were first lien senior secured loans, 11% were second lien senior secured loans, 1% were subordinated certificates of the SDLP, 6% were Ares Capital’s subordinated loan to IHAM and 1% were preferred equity. Of the approximately $1.1 billion of exited investment commitments, 93% were floating rate and 7% were on non-accrual status. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.3% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.6%. Of the approximately $1.1 billion of investment commitments exited from October 1, 2025 through October 23, 2025, Ares Capital recognized total net realized losses of approximately $67 million, with no realized gains or losses recognized from the sale of loans to IHAM or certain vehicles managed by IHAM.

In addition, as of October 23, 2025, Ares Capital had an investment backlog of approximately $3.0 billion. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s U.S. direct lending investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. The consummation of any of the investments in this backlog depends upon, among other things, one or more of the following: Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Tuesday, October 28, 2025 at 12:00 p.m. (Eastern Time) to discuss its quarter ended September 30, 2025 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call toll free by dialing +1 (800) 343-4849. International callers can access the conference call by dialing +1 (203) 518-9848. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected and to reference the conference ID ARCCQ325. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 28, 2025 at 5:00 p.m. (Eastern Time) to domestic callers by dialing toll free +1 (800) 723-0389 and to international callers by dialing +1 (402) 220-2647. An archived replay will also be available through November 28, 2025 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of September 30, 2025. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the SEC. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2025	December 31, 2024
ASSETS	(unaudited)
Total investments at fair value (amortized cost of $28,567 and $26,374, respectively)	$28,693	$26,720
Cash and cash equivalents	1,036	635
Restricted cash	218	225
Interest receivable	256	292
Receivable for open trades	375	224
Other assets	228	158
Total assets	$30,806	$28,254
LIABILITIES
Debt	$15,605	$13,727
Base management fee payable	108	100
Income based fee payable	88	91
Capital gains incentive fee payable	97	105
Interest and facility fees payable	129	170
Payable to participants	112	163
Interest rate swap collateral payable	106	62
Payable for open trades	1	236
Accounts payable and other liabilities	214	121
Deferred tax liabilities	24	92
Secured borrowings	—	32
Total liabilities	16,484	14,899
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 1,000 common shares authorized; 716 and 672 common shares issued and outstanding, respectively	1	1
Capital in excess of par value	13,470	12,502
Accumulated undistributed earnings	851	852
Total stockholders’ equity	14,322	13,355
Total liabilities and stockholders’ equity	$30,806	$28,254
NET ASSETS PER SHARE	$20.01	$19.89

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024

INVESTMENT INCOME
Interest income from investments	$561	$568	$1,620	$1,620
Capital structuring service fees	48	38	128	124
Dividend income	141	151	442	441
Other income	32	18	69	46
Total investment income	782	775	2,259	2,231

EXPENSES
Interest and credit facility fees	209	195	583	528
Base management fee	108	96	314	274
Income based fee	88	92	259	273
Capital gains incentive fee	13	7	(8)	19
Administrative fees	4	3	12	9
Other general and administrative	11	9	28	24
Total expenses	433	402	1,188	1,127
NET INVESTMENT INCOME BEFORE INCOME TAXES	349	373	1,071	1,104
Income tax expense, including excise taxes	11	12	26	30
NET INVESTMENT INCOME	338	361	1,045	1,074
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses) on investments	247	(19)	272	(25)
Net realized losses on foreign currency and other transactions	(13)	(5)	(21)	(5)
Income tax expense on net realized gains	(72)	—	(116)	(30)
Net realized gains (losses)	162	(24)	135	(60)
Net unrealized gains (losses) on investments	(182)	79	(219)	146
Net unrealized gains (losses) on foreign currency and other transactions	30	(17)	(24)	3
Net change in deferred tax liabilities	56	(5)	69	16
Net unrealized gains (losses)	(96)	57	(174)	165
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	66	33	(39)	105
Realized loss on extinguishment of debt	—	—	—	(14)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$404	$394	$1,006	$1,165

Basic and diluted net income per common share	$0.57	$0.62	$1.45	$1.90
Basic and diluted weighted average shares of common stock outstanding	709	635	694	614

SCHEDULE 1

Reconciliations of GAAP net income per share to Core EPS

Reconciliations of GAAP net income per share, the most directly comparable GAAP financial measure, to Core EPS for the three and nine months ended September 30, 2025 and 2024 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
GAAP net income per share(1)	$0.57	$0.62	$1.45	$1.90
Adjustments:
Net realized and unrealized (gains) losses(1)	(0.09)	(0.05)	0.06	(0.16)
Capital gains incentive fee attributable to net realized and unrealized gains and losses(1)	0.02	0.01	(0.01)	0.03
Other income tax expense (including excise taxes) related to net realized gains and losses(1)	—	—	—	0.01
Core EPS(2)	$0.50	$0.58	$1.50	$1.78
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(1)All per share amounts and weighted average shares outstanding are basic and diluted. The basic and diluted weighted average shares outstanding for the three and nine months ended September 30, 2025 were approximately 709 million and 694 million, respectively, and approximately 635 million and 614 million, respectively, for the comparable periods in 2024.

(2)Core EPS is a non-GAAP financial measure. Core EPS is the net increase (decrease) in stockholders’ equity resulting from operations, and excludes net realized and unrealized gains and losses, any capital gains incentive fee attributable to such net realized and unrealized gains and losses and any income taxes (including excise taxes) related to such net realized gains and losses, divided by the basic weighted average shares outstanding for the relevant period. GAAP net income (loss) per share is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.